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EXHIBIT 10.26

                   SUMMARY OF COMPENSATION OF KIRK M. POMPEO,
                   SENIOR VICE PRESIDENT, SALES AND MARKETING

On April 7, 2004, Mr. Kirk M. Pompeo was appointed to the office of Senior Vice President, Sales and Marketing. Under the terms of his employment, he receives a base salary, which in 2004 was $300,000, and is eligible to receive an annual incentive cash bonus in an amount ranging between 50 percent and 100 percent of his then-current salary, which is calculated based upon individual and Company performance. In addition, Mr. Pompeo is eligible to receive an annual grant of restricted stock awards equal to approximately two times his annual cash compensation, which also is based on individual and Company performance. The Company reserves the right to substitute two stock options for each restricted stock award grant (In 2004, Mr. Pompeo received 5,000 shares of restricted stock of the Company, valued at $27.60 per share, and 25,000 shares of Company stock underlying options. The exercise price of the options is $27.60, which was equal to the fair market value of the Company's common stock on the date of the grant, and the options expire on November 3, 2014). Other benefits in which Mr. Pompeo is entitled to participate include the Company's 401(k) plan, which matches 50 percent of his elective deferral contribution, and the Company's health, dental, life and disability programs that cover other similarly situated employees.
Mr. Pompeo's terms of employment also include the payment of the costs associated with his moving and other relocation expenses totaling $18,574.